Filed Pursuant to Rule 433

Registration No. 333-165045

Issuer Free Writing Prospectus dated July 30, 2012

Relating to Preliminary Prospectus Supplement dated July 30, 2012

TEXAS INSTRUMENTS INCORPORATED

Pricing Term Sheet

0.450% Notes due 2015

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$750,000,000

Maturity:	August 3, 2015

Coupon:	0.450%

Price to Public:	99.547% of principal amount

Interest Payment Dates:	February 3 and August 3 beginning on February 3, 2013, and on the maturity date.

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$744,727,500

Benchmark Treasury:	0.250% due July 15, 2015

Spread to Benchmark Treasury:	30 basis points

Yield to Maturity:	0.603%

Benchmark Treasury Price and Yield:	99-27; 0.303%

Make-Whole Call:	At any time at a discount rate of Treasury plus 5 basis points

Trade Date:	July 30, 2012

Settlement Date:	August 6, 2012 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508AT1 / US882508AT13

Ratings:	Moody’s: A1 (stable outlook) S&P: A+ (stable outlook) Fitch: A+ (negative outlook)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Mizuho Securities USA Inc.

1.650% Notes due 2019

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$750,000,000

Maturity:	August 3, 2019

Coupon:	1.650%

Price to Public:	99.390% of principal amount

Interest Payment Dates:	February 3 and August 3 beginning on February 3, 2013, and on the maturity date.

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$742,425,000

Benchmark Treasury:	0.875% due July 31, 2019

Spread to Benchmark Treasury:	75 basis points

Yield to Maturity:	1.743%

Benchmark Treasury Price and Yield:	99-06+; 0.993%

Make-Whole Call:	At any time at a discount rate of Treasury plus 12.5 basis points

Trade Date:	July 30, 2012

Settlement Date:	August 6, 2012 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508AU8 / US882508AU85

Ratings:	Moody’s: A1 (stable outlook) S&P: A+ (stable outlook) Fitch: A+ (negative outlook)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Mizuho Securities USA Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefore on or about August 6, 2012, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407, J.P. Morgan Securities LLC at 1-212-834-4533 or Morgan Stanley & Co. LLC at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.